Exhibit 99.1

Dendreon Reports First Quarter 2006 Financial Results

Management Will Host Conference Call at 4:30 pm ET

SEATTLE, WA, May 9, 2006 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the first quarter ended March 31, 2006. Revenue for the first quarter of 2006 was $25,000 compared to $57,000 for the quarter ended March 31, 2005. Revenue in 2006 includes recognition of deferred revenue related to two license agreements.

Dendreon’s total operating expenses for the three months ended March 31, 2006 were $25.5 million compared to $20.6 million for the same period in 2005. Operating expenses for the three months ended March 31, 2006 included stock-based employee compensation expense of $801,000.

The net loss for the quarter ended March 31, 2006 was $24.4 million, or $0.34 per share, compared to a net loss of $19.5 million, or $0.33 per share, for the same quarter a year ago.

Cash, cash equivalents, short-term, and long-term investments at March 31, 2006 totaled $138.1 million compared to $166.4 million at December 31, 2005.

First Quarter Highlights:

•	Realigned resources to focus on advancing PROVENGE® (sipuleucel-T), the Company’s lead investigational active cellular immunotherapy for the treatment of prostate cancer, toward the market as expeditiously as possible and to reduce operating costs. The majority of the Company’s resources have now been deployed to complete the Biologics License Application during 2006 and to prepare for commercialization of PROVENGE; and

•	Hired key individuals to strengthen commercial operations. Mary Coon, formerly at Bioport Corp., was appointed to the position of vice president of quality and Ernest Bognar is the general manager of the Company’s new manufacturing facility in Hanover, New Jersey. In addition, Christopher Lockett, formerly at TAP Pharmaceutical Products Inc., was appointed senior director of government affairs.

Conference Call Information

Dendreon will host a conference call today at 1:30 p.m. PT, 4:30 p.m. ET. To access the live call, dial 866-249-5225 (domestic) or +1-303-262-2006 (international). The call will also be audio webcast and will be available from the Company’s website at www.dendreon.com under the “Investor/Webcasts and Presentations” section. A phone replay of the call will be available for 3 days by calling 888-203-1112 (domestic) or +1-719-457-0820 (international); Passcode: 8479823.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company uses its experience in antigen identification, antigen engineering and antigen-presenting cell processing to produce active immunotherapy product candidates to potentially stimulate a cell-mediated immune response. PROVENGE (sipuleucel-T) is Dendreon’s lead active cellular immunotherapy in Phase 3 development for prostate cancer. The Company also discovered Trp-p8, a cold receptor and transmembrane ion channel in pre-clinical development, which is over-expressed in breast, prostate, lung and colon cancers. Dendreon expects to leverage its expertise in active immunotherapies to further expand its pipeline and create additional partnering and licensing opportunities. For more information about the Company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for PROVENGE will not support an application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

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Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended March 31,
	2006	2005
Revenue	$25	$57
Operating expenses:
Research and development	20,401	15,889
General and administrative	5,164	4,772

Total operating expenses	25,565	20,661

Loss from operations	(25,540)	(20,604)
Interest income	1,696	1,177
Interest expense	(513)	(74)

Net loss	$(24,357)	$(19,501)

Basic and diluted net loss per share	$(0.34)	$(0.33)

Shares used in computation of basic and diluted net loss per share	71,171	59,136

	March 31, 2006	December 31, 2005
Balance Sheet Data:
Cash and cash equivalents	$65,511	$81,949
Short-term investments	46,324	52,273
Long-term investments	26,297	32,187